FFTW Funds, Inc.
International Fixed Income-Hedged Portfolio
Statement of Assets and Liabilities
As of December 31, 1994

Cash

Cash                                                 $        2,727

Other Assets and Liabilities

Receivable From Investment Advise                            10,138
Payable For Capital Stock Repurchased                       (12,865)
    Other Assets and Liabilities, net                        (2,727)

Net Assets                                            $           -

Shares Outstanding                                                -

NAV Per Share                                         $           -

Components of Net Assets as of December 31, 1994 were as follows:

Capital stock at par value ($.001)                    $           -
Capital stock in excess of par value                         83,000
Accumulated net realized (loss) on investments,
          financial futures contracts and foreign
          currency-related transactions                     (83,000)


FFTW Funds, Inc.
International Fixed Income-Hedged Portfolio
Statement of Operations
For the Year Ended December 31, 1994

Investment Income
Interest                                         $            75,450

Expenses
Investment Advisory Fees                                       8,772
Administration Services                                          877
Custodian Fees                                                10,752
Shareholder Recordkeeping                                        986
Directors' fees and expenses                                     436
Other Fees and expenses                                        1,473

          Total Operating Expens                              23,296

          Waiver of investment advisory and
          administration fees and reimbursement
          of expenses                                       (10,727)


          Total Expenses, Net                                 12,569

Investment income, net                                        62,881


Net Realized and Unrealized Gain (Loss) on
Investments, Financial Futures Contracts, and Foreign Currency-Related Transactions


Net realized (loss) on investments                          (249,789)

Net realized gain on foreign
currency-related transactions                                102,782

Net realized (loss) on financial futures
contracts                                                    (68,254)

Net unrealized (depreciation) on investments                (294,158)

Net unrealized appreciation on foreign currency-
related transactions                                         103,108

Net unrealized (depreciation) on financial
futures contracts                                            (35,092)

Net realized and unrealized (loss) on investments,
financial futures contracts and foreign currency-
related transactions                                        (441,403)

Net Decrease in Net Assets Resulting From
Operations                                               $  (378,522)






FFTW Funds, Inc.
International Fixed Income-Hedged Portfolio
Statement of Changes in Net Assets


                                  Year Ended             March 25, 1993* to
                                December 31, 1994        December 31, 1993

Increase (Decrease) in Net
Assets From Operation

Investment income, net          $       62,881             $      869,681

Net realized gain (loss) on
investments and foreign
currency-related transactions         (147,007)                 1,203,416

Net realized (loss) on
financial futures contract             (68,254)                        -


Net unrealized appreciation
(depreciation) on investments
and foreign currency-related
transactions                          (191,050)                   191,050

Net unrealized appreciation
(depreciation) on financial
futures contracts                      (35,092)                    35,092

Net increase (decrease) in net
assets resulting from
operations                            (378,522)                 2,299,239


Distributions to Shareholders From:

Investment income, net                  63,287                    869,275

Net realized gain on investments,
financial futures contracts and
foreign currency-related
transactions                           641,857                    720,797

Total Distributions                    705,144                  1,590,072

Capital Share Transactions, net    (16,782,902)                17,157,401

Total increase (decrease) in
net assets                         (17,782,902)                17,866,568

Net Assets
          Beginning of Period       17,866,568                         -

          End of Period          $          -                 $17,866,568

Undistributed Net Investment
Income                           $           -                $       406


* Commencement of Operations




FFTW Funds, Inc.
International Fixed Income-Hedged Portfolio
Financial Highlights
                                   Year Ended             March 25, 1993* to
                                December 31, 1994         December 31, 1993

Per Share Data
Net asset value,
beginning of period            $       10.394            $        10.000

Increases from Investment
Operations:

Investment income, net                  0.198                      0.438

Net realized and unrealized
gain (loss) on investments,
financial futures contracts
and foreign currency-related
transactions                           (0.465)                     0.783

Total from investment
operations                             (0.267)                     1.221

Less Distributions From:
Investment income, net                  0.198                      0.438

Net realized gain on investments,
financial futures contracts and
foreign currency-related
transactions                            0.496                      0.389

Total distributions                     0.694                      0.827

Net Asset Value, end of period     $    9.433                  $  10.394


Total Return                           (2.53%)                    16.37%

Ratios/ Supplemental data
Net assets, end of period         $          -              $ 17,866,568

Ration of operating expenses to
average net assets (a)                   0.57%                     0.60%

Ratio of investment income, net
to average net assets                    2.87%                     5.86%

Decrease in above ratios due
to waiver of investment
advisory and administration
fees and reimbursement of
other expenses                           0.49%                     0.28%

Portfolio turnover                      1,282%                      855%

(a) Net of waivers and reimbursements, exclusive of interest.
(b) Annualized
(c) Not annualized
*   Commencement of Operations
**  Represents net asset value per share at December 30, 1994.
    The portfolio was fully liquidated at December 30, 1994 based on this net asset value.


-
Notes To Financial Statements

1. Organization

FFTW Funds, Inc. (the "Fund") was organized as a Maryland corporation on February 23, 1989 and is registered under the Investment Company Act of 1940, as amended, as an open-end, management investment company. The Fund currently has ten
Portfolios, including International Fixed Income-Hedged Portfolio (the "Portfolio"). The costs incurred by the Fund in connection with the organization and initial registration of shares were borne by the Adviser. The portfolio was fully liquidated as of December 31, 1994.

2. Summary of Significant Accounting Policies

Securities

All securities transactions are recorded on a trade date basis. Interest income and expense are recorded on an accrual basis. The Portfolio amortizes discount or premium on a daily basis to interest income. The Portfolio uses the specific identification method for determining gain or loss on sales of securities.

Expenses

Expenses directly attributed to each portfolio in the Fund are charged to that portfolio's operations; expenses which are applicable to all portfolios are allocated among them based on average daily net assets.

Income Tax

There is no provision for Federal income or excise tax since the Portfolio has elected to be taxed as a regulated investment company ("RIC") and therefore complies with the requirements of Subchapter M of the Internal Revenue Code applicable to RICs and distributes all of its taxable income.

At December 31, 1994, the Fund had capital loss carryforwards of $83,000, to offset future net capital gains, to the extent provided by regulations. Net realized losses attributable to security transactions after October 31, 1994, are treated for federal income tax purposes as arising on the first day of the Portfolio's next fiscal year.




Dividends to Shareholders


It is the policy of the Portfolio to declare dividends daily from net investment income. Dividends are paid in cash or reinvested monthly.

Dividends from net short-term capital gains, if any, are normally declared and paid annually, but the Portfolio may make distributions on a more frequent basis to comply with the distribution requirements of the Internal Revenue Code.

Dividends from net long-term capital gains, if any, are normally declared and paid annually, but the Portfolio may make distributions on a more frequent basis to comply with the distribution requirements of the Internal Revenue Code. To the extent that a net realized capital gain can be reduced by a capital loss carryover, such gain will not be distributed.

Dividends from net investment income and distributions from realized gains from investment transactions have been determined in accordance with income tax regulations which may differ from net investment income and realized gains recorded by the Portfolio for financial reporting purposes. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the capital accounts based upon their federal tax basis treatment; Temporary differences do not require reclassification. To reflect reclassifications arising from permanent book/tax differences as of December 31,1994, Paid in Capital was charged and the accumulated net realized loss on investments and foreign currency-related transactions account was credited for $291,499.


Currency Translation

Purchases and sales of portfolio securities are translated at the rates of exchange prevailing when such securities were acquired or sold.
Income and expenses are translated at exchange rates prevailing when accrued. The Portfolio does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.


Reported net realized gains or losses on foreign currency-related transactions arise from sales and maturities of short-term securities, sales of foreign currency, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolio's books, and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized appreciation or depreciation on foreign currency-related transactions arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.




3. Investment Advisory Agreement and Affiliated Transactions

The Fund's Board of Directors has approved investment management agreements (the "Agreements") with the Adviser. The advisory fees to be paid to the Adviser are computed daily at annual rate of .40% of the value of the Portfolio's average daily net assets. The fees are payable monthly for the International Fixed Income-Hedged Portfolio. The
Adviser has voluntarily agreed to waive its investment management fees and reimburse for any excess expenses of the Portfolio to the extent that the Portfolio's aggregate expenses, including investment management fees, but excluding interest expense, exceed specified percentages of the Portfolio's average daily net assets. In addition, the administrator has voluntarily agreed to waive a portion of their fees with respect to the Portfolio, for the period ending December 31, 1994. Accordingly, the Adviser and Administrator have agreed to waive investment management fees, administration fees, and reimburse excess expenses for the Portfolio totaling $10,727 for the year ended December 31, 1994.

Directors' fees and expenses of $64,531 were allocated among the Portfolios and paid for the year ended December 31, 1994 to Directors who are not employees of the Adviser.


4. Investment Transactions

Purchase cost and proceeds from sales of investment securities, other than short-term investments, for the year ended December 31, 1994 aggregated $19,076,146 and $35,379,513 respectively, for the Portfolio.

5. Capital Share Transactions

As of December 31, 1994 there were 1,000,000,000 shares of $0.001 par value capital stock authorized for the Fund.

Transactions in capital stock for International Fixed Income-Hedged Portfolio were as follows for the periods indicated:

Year Ended                                           Period From March 25, 1993*
31-Dec-94                                            to December 31, 1993
                             Shares     Amount           Shares       Amount

Shares sold                  350,238   $3,512,979        3,271,810   $33,077,222
Shares issued related to
reinvestment of dividends      2,321       23,610          19,182        199,299

                             352,559    3,536,589        3,290,992    33,276,521
Shares redeemed            2,071,572   20,319,491        1,571,979    16,119,120

  Net increase (decrease) -1,719,013  $16,782,902        1,719,013   $17,157,401

* Commencement of Operations



6. Subsequent Events (Unaudited)

The Portfolio recommenced operations on September 14, 1995.
Relevant financial information for the period from September 14, 1995 to November 30, 1995 is as follows:
          At November 30, 1995:

          Net assets:                                  $61,835,261
          Shares outstanding:                            6,168,290
          Net asset value per share:                   $10.02

          For the Period From September 14, 1995 to November 30, 1995:
          Net investment income:                   $1,126,621
          Net increase in net assets from operatio $1,343,969
          Dividends from net investment income:    $1,126,621
          Expense ratio (annualized):              0.60%
          Total return:                            1.492%



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
FFTW Funds, Inc.

We have audited the accompanying statement of assets and liabilities of the International Fixed Income-Hedged Portfolio
(one of the Portfolios constituting FFTW Funds, Inc.) as of December 31, 1994, and the related statement of operations for the year then ended, and the statement of changes in net assets and financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a tests basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the International Fixed Income-Hedged Portfolio at December 31, 1994, the results of its operations for the year then ended, and the changes in its net assets and financial highlights for each of the indicated periods, in conformity with generally accepted accounting principles.

New York, New York			by: /s/ Ernst & Young LLP
December 28, 1995			Ernst & Young LLP